Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Molly Schlax	Date	May 24, 2016
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust Expands Industrial Portfolio
with Fully Leased Warehouse Acquisition in Chicago

Chicago (May 24, 2016) - JLL Income Property Trust has acquired Aurora Distribution Center, a 305,000 square foot warehouse in the Chicago outer market. The property is 100 percent leased to Fortune 200 manufacturer PPG Industries for 12 years with 2 percent annual rent increases. The purchase price was approximately $27.7 million with an estimated capitalization rate based on purchase price of 5.4 percent.
Chicago is the second largest industrial market in the U.S. Distribution companies are able to access the 9.5 million people in metro Chicago and much of the Central U.S. with excellent transportation infrastructure and accessibility to major interstate highways. Consumer spending growth and rising e-commerce market share are prompting tenants to lease additional space, especially in national hubs like Chicago as manufacturers are increasingly bypassing the retail channel and going directly to consumers from warehouses.
“Acquiring high quality, state-of-the-art distribution centers in select, primary transportation hubs like Chicago is a core component of our industrial investment strategy. This is our second industrial acquisition in this market in the past six months, and the eighteenth property investment we’ve made in the industrial sector over the last three years representing an industrial sector investment of over $370 million.” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This overweighting has served our stockholders well as our industrial property sector is 100% leased to 33 tenants with a weighted average lease of 6.5 years.”
JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world's leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.